SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  /X/

FILED BY A PARTY OTHER THAN THE REGISTRANT  / /

CHECK THE APPROPRIATE BOX:

/ /  PRELIMINARY PROXY STATEMENT

/X/  DEFINITIVE PROXY STATEMENT

/ /  DEFINITIVE ADDITIONAL MATERIALS

/ /  SOLICITING MATERIAL PURSUANT TO SEC.240.14A-11(C) OR SEC.240.14A-12

                          BERLITZ INTERNATIONAL, INC.
________________________________________________________________________________
                (Name of Registrant as Specified in its Charter)

                          BERLITZ INTERNATIONAL, INC.
________________________________________________________________________________
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed
        pursuant to Exchange Act   Rule 0-111:

     4) Proposed maximum aggregate value of transaction:

1Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration No.:

     3) Filing Party:

     4) Date Filed:

                               [BERLITZ LOGO]


                                                        July 21, 1995



Dear Shareholder:


     You are cordially invited to attend the 1995 annual meeting of shareholders that will be held on Tuesday, August 8, 1995 at 10:00 a.m. in New York, New York.

     The Notice and Proxy Statement on the following pages contains details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning Berlitz International, Inc. and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

     I look forward to personally greeting all shareholders who are able to attend.




                                    Soichiro Fukutake
                                    Chairman

                               [BERLITZ LOGO]

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 8, 1995

    Notice is hereby given that the 1995 annual meeting of shareholders (the "Meeting") of Berlitz International, Inc. (the "Company") will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019 on Tuesday, August 8, 1995 at 10:00 a.m. local time for the following purposes:

        1. To elect five directors to serve for two-year terms until the 1997 annual meeting of shareholders;

        2. To ratify the selection by the Board of Directors of the Company of Deloitte & Touche LLP, independent accountants, to audit the Company's consolidated financial statements for 1995; and

        3. To transact such other business as may properly come before the Meeting in connection with the foregoing or otherwise.

    The Board of Directors has fixed the close of business on July 14, 1995 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. A list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 293 Wall Street, Princeton, New Jersey, 08540-1555.

    In order to assure a quorum, it is important that the shareholders who do not expect to attend the Meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                                          By order of the Board of Directors



                                          Robert C. Hendon, Jr.
                                          Secretary

Princeton, New Jersey
July 21, 1995

                          BERLITZ INTERNATIONAL, INC.
                                293 WALL STREET
                          PRINCETON, NEW JERSEY 08540

                                PROXY STATEMENT
                      1995 ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 8, 1995

    The enclosed proxy is solicited by the Board of Directors of Berlitz International, Inc. (the "Company") for use at the 1995 annual meeting of shareholders (the "Meeting") to be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019 on Tuesday, August 8, 1995, at 10:00 a.m. local time, and at any postponement or adjournment thereof. The enclosed proxy, properly executed and received by the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon; and if no directions are indicated, the proxy will be voted for each nominee for election as a director and for approval of the selection of Deloitte & Touche LLP as independent accountants for the Company for 1995. If any other matter should be presented at the Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the Meeting.

    As of the close of business on July 14, 1995, the record date for determining shareholders entitled to vote at the Meeting, the Company had issued and outstanding 10,033,013 shares of its $.10 par value common stock (the "New Common"). Each share of New Common is entitled to one vote at the Meeting. The first date on which this Proxy Statement and the enclosed form of proxy are being sent to the Company's shareholders is on or about July 21, 1995.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of nine members divided into two classes. At the Meeting, five directors will be elected to hold office for two-year terms until the 1997 annual meeting of shareholders, and until their successors have been elected and qualified or until their earlier death, resignation or removal. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, for election of the five directors named below whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote, in their discretion, for a nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

       INFORMATION AS TO OFFICERS AND NOMINEES FOR ELECTION AS DIRECTORS

    The respective ages, positions with the Company, business experience, directorships in other companies and Board committee memberships of the nominees for election and the continuing incumbent directors are set forth below, as of June 30, 1995. All nominees are currently directors of the Company. There is no family relationship between any of the directors of the Company.

NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 1997

Soichiro Fukutake, 49

    Mr. Fukutake has served as Chairman of the Board of the Company since February 1993. Mr. Fukutake joined Benesse Corporation ("Benesse") (formerly Fukutake Publishing Company, Ltd., and currently the beneficial owner of 6,735,338 shares of New Common) in 1973, and since May 1986 has served as its President and Representative Director. He also serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Fukutake became a Director of the Company in February 1993. He is currently a member of the Executive Committee and the Compensation Committee.

Susumu Kojima, 52

    Mr. Kojima has served as Executive Vice President, Corporate Planning of the Company since September 1993. Prior thereto, he was Senior Vice President, Corporate Planning of the Company from February 1993 to September 1993. Mr. Kojima has served as a director of Benesse since March 1993. Prior to that, he was Joint General Manager of the Business Development Department of The Industrial Bank of Japan, Limited ("I.B.J.") from June 1991 to February 1993. Between November 1987 and June 1991, he served as Senior Deputy General Manager, Industrial Research Department of I.B.J. after having served as Chief Representative of I.B.J.'s Washington Representative Office from September 1983. Mr. Kojima also serves on the Board of Directors and Compensation Committee of La Petite Academy. Mr. Kojima was elected as a Director of the Company in February 1993. He is currently a member of the Executive Committee.

Robert Minsky, 50

    Mr. Minsky has served as Executive Vice President and Chief Operating Officer--Translations and Publishing of the Company since January 1, 1995. Prior thereto, he served as Executive Vice President--Translations of the Company from October 1, 1993 to January 1995, and as Chief Financial Officer of the Company from November 1990 to January 1995. From November 1990 to October 1993, he also served as Vice President. From January 1990 to October 1990, Mr. Minsky was Vice President and Chief Financial Officer of DRI/McGraw-Hill, Inc. Between January 1986 and June 1989, Mr. Minsky served as Vice President and Chief Financial Officer of McCormack & Dodge Corporation, a subsidiary of The Dun & Bradstreet Corporation. Mr. Minsky has served as a Director of the Company since April 1991. He is currently a member of the Executive Committee.

Manuel Fernandez, 58

    Mr. Fernandez has served as Executive Vice President and Chief Operating Officer--Worldwide Language Instruction of the Company since January 1, 1995. Prior thereto, he was Executive Vice President--Language Services of the Company from September 1993 to January 1995 and Vice President--European Operations of the Company from October 1989 to September 1993. He previously served as Vice President--European Operations for Berlitz Languages, Inc., which is currently a subsidiary of the Company ("Berlitz Languages"), from January 1983 to October 1989. Mr. Fernandez was first employed by Berlitz Languages in 1963 and served in various positions until becoming Vice

President in 1983. Mr. Fernandez has served as a Director of the Company since July 1993. He is currently a member of the Executive Committee.

Aritoshi Soejima, 69

    Mr. Soejima served as Senior Counselor of Benesse from December 1980 until his appointment as a member of the Disinterested Directors and Compensation Committees of the Company. From 1950 to 1981, Mr. Soejima served in various positions with the Japanese government (including the Ministry of Finance) and multilateral financial institutions (including the World Bank and International Monetary Fund). Mr. Soejima also currently serves as Chairman of Osaka, Tokyo Bay, Nagoya Hilton Company, Ltd., Counselor of Nippon Hilton Company, Ltd. and Director and Counselor of Capital International Company, Ltd. and as special advisor to the Board of Directors of the Nippon Fire & Marine Insurance Company, Ltd. In addition, he serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Soejima became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FIVE DIRECTORS NAMED ABOVE.

INCUMBENT DIRECTORS--TERMS EXPIRE IN 1996

Hiromasa Yokoi, 56

    Mr. Yokoi was elected Vice Chairman of the Board and Chief Executive Officer of the Company in February 1993 and additionally was elected President effective on August 31, 1993. Mr. Yokoi has served as a director of Benesse since June 1992 and as Benesse's Director for Berlitz and North American Sector since April 1994. Prior to that, he served as General Manager of the Overseas Operations Division (formerly the International Division) of Benesse from October 1990 to March 1994 and as General Manager of the President's Office of Benesse from July 1990 to September 1990. From June 1987 to July 1990, he was General Manager of the Corporate International Trade division of Matsushita Electric Industries Co., Ltd. Between April 1981 and June 1987, he served as Managing Director and Chief Executive Officer of National Panasonic (Australia) PTY Ltd. in Sydney, Australia. Mr. Yokoi has served as a Director of the Company since January 1991. He is currently a member of the Executive Committee.

Saburo Nagai, 64

    Mr. Nagai has served as Senior Managing Director of Benesse since June 1994 and as Managing Director of Benesse from April 1988 to June 1994. He has also supervised its general administration and accounting departments since April 1988 and its Capital Strategic Planning Office since April 1993. Since joining Benesse in April 1985, he served as General Manager and Head of its accounting department until April 1988 and supervised, concurrently with his other duties, its corporate identity department (July 1991-April 1992) and personnel department (April 1990-July 1991). Mr. Nagai became a Director of the Company in February 1993.

Edward G. Nelson, 64

    Since January 1985, Mr. Nelson has served as Chairman and President of Nelson Capital Corporation. From 1983 to 1985, he was Chairman and Chief Executive Officer of Commerce Union Corporation. He also serves on the Board of Directors of Clintrials, Inc., Osborn Communications Corporation, A+ Communications, Inc. and Advocate, Inc. He is a trustee of Vanderbilt University. Mr. Nelson became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

Robert L. Purdum, 60

    Mr. Purdum served as Chairman of the Board of Armco, Inc. from December 1993 to April 1994 and currently is an independent consultant. He served in various positions since first joining Armco in 1962, including Chairman and Chief Executive Officer (April 1990 to November 1990), President (October 1986 to April 1990), Chief Operating Officer (February 1985 to October 1986) and Chief Executive Officer--Steel Group (November 1982 to February 1985). Mr. Purdum also has served on the Board of Directors of Holophane Corporation since 1994. In addition, he has been a member of the Board of Trustees of GMI Engineering and Management Institute since 1991 and serves on their International Committee and Capital Campaign Committee. He is also a member of the Corporate Affairs Committee of the Japan Society and served as a trustee for the Committee for Economic Development. Mr. Purdum has served as a Director of the Company since August 1994. He is currently a member of the Audit Committee and the Disinterested Directors Committee.

1994 BOARD OF DIRECTORS MEETINGS, COMMITTEES AND FEES

    During 1994, the Board of Directors of the Company met in person four times and took action by unanimous written consent one time.

    In 1994, the Board of Directors had standing Executive, Audit, Disinterested Directors, and Compensation Committees. The Company does not have a standing Nominating Committee.

    The Executive Committee, during the intervals between meetings of the Board of Directors, may, with certain exceptions, exercise the powers of the Board of Directors. The Executive Committee did not meet during 1994.

    The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits. The Audit Committee reviews the terms of all agreements between the Company and its affiliates. The Audit Committee meets with management and with the Company's internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting control, including the nature, extent and results of their audits, and otherwise maintains communications between the Company's independent auditors and the Board of Directors. The Audit Committee met three times during 1994.

    Initially, the Disinterested Directors Committee was established for the purpose of protecting the long-term interests of the Company and its minority shareholders by independently reviewing and monitoring all matters affecting the relationship between the Company and Maxwell Communication Corporation plc ("Maxwell Communication") and its affiliates. As a result of the Merger (hereinafter defined), the Disinterested Directors Committee's role was retained and reconstituted to review and monitor all matters affecting the relationship between the Company and Benesse and its affiliates. During 1994, the Disinterested Directors Committee met in person one time and took action by unanimous consent three times.

    The Compensation Committee reviews performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also reviews and approves salary arrangements and other remuneration for executive officers of the Company and is responsible for review of certain employee benefit plans. The Compensation Committee oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plan and the Company's Non-Employee Directors Stock Plan (the "Directors' Stock Plan"). The Committee also administers the 1993 Short-Term Executive Incentive Compensation Plan (the "Short-Term Incentive Plan") and the 1993 Long-Term Executive Incentive Compensation Plan (the "Long-Term Incentive Plan") and approves awards and discretionary bonuses under these plans. No member of the Compensation Committee is eligible to participate in the Stock Option Plan or the Short-Term Incentive Plan. During 1994, the Compensation Committee met three times.

    The Company's standard retainer payable to each director who is not an employee of the Company or any of its affiliates is $30,000 per annum plus expenses, with an additional $2,000 for each Committee meeting attended in person and $1,000 for each meeting participated in by telephone. No fees are paid for actions taken by unanimous written consent. Only those directors who are also full-time employees of the Company or any of its affiliates are eligible to participate in the health benefit plan maintained by the Company. Directors employed by the Company or any of its affiliates receive no compensation in consideration of their duties as directors. The outside directors earned an aggregate of approximately $128,000 as cash compensation for their services during 1994.

    The Company has entered into indemnification agreements with each director pursuant to which the Company agreed to pay any amount such director becomes obligated to pay as a result of any claims made against such director because of any alleged act, omission, neglect or breach of duty which he commits while acting in his capacity as a director and solely because of his being a director, subject to limitations imposed by the New York Business Corporation Law ("NYBCL").

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number and percentage of outstanding shares of New Common beneficially owned as of June 30, 1995 by each director, nominee, all individuals serving as the Company's chief executive officer during the fiscal year ended December 31, 1994, the four most highly compensated executive officers of the Company as of December 31, 1994 and all officers and directors, as a group, who served as such as of December 31, 1994. If not mentioned, the individual did not beneficially own any shares of New Common as of June 30, 1995. No security set forth in the third column of the following table reflects an amount as to which the beneficial owner has joint voting or investment power.

                                                 AMOUNT AND
                                                 NATION OF
                                                 BENEFICIAL     PERCENT
     TITLE OF CLASS     NAME                     OWNERSHIP      OF CLASS
     --------------     ---------------------    ----------     --------
     New Common....     Soichiro Fukutake        6,735,338 (1)    67.13%
     New Common....     Manuel Fernandez             8,745         *
     New Common....     Robert Minsky                2,857         *
     New Common....     Edward G. Nelson             1,500 (2)     *
     New Common....     Henry D. James               7,672         *
     New Common....     All Officers and
                        Direcors as a Group
                        (15 in number)           6,775,746        67.54%

    To the best of registrant's knowledge, there are no events of delinquent filing requiring disclosure under Item 405 of Regulation S-K.

- ------------

(1) Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse Corporation, which is the beneficial owner of 6,735,338 shares of New Common. See "Security Ownership of Certain Beneficial Owners".

(2) An additional 1,000 shares of New Common, for which Mr. Nelson has disclaimed ownership, are owned by Mr. Nelson's wife.

* Less than 1%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the ownership by each person or group who owned of record, or was known by the Company to own beneficially more than 5% of New Common on June 30, 1995.

                                                                         PERCENT
TITLE OF CLASS     BENEFICIAL OWNER                        OWNERSHIP     OF CLASS
- --------------     ------------------------------------    ---------     --------
    New Common     Benesse Corporation (1)                 6,735,338       67.13%
                   3-17-17 Minamigata
                   Okayama-shi 700, Japan
    New Common     Maxwell Communication                     627,000(2)     6.25%
                   Corporation plc (In Administration)
                   c/o Price Waterhouse l
                   London Bridge
                   London SE1 9QL England

- ------------

(1) Fukutake Publishing Company, Ltd. changed its name to Benesse Corporation on April 1, 1995. 6,722,138 shares of New Common are held by a wholly owned subsidiary of Benesse and 13,200 shares of New Common are held directly by Benesse. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse Corporation.

(2) These 627,000 shares of New Common currently are held in escrow pursuant to an Escrow Agreement among the Company, Maxwell Communication and IBJ Schroder Bank & Trust Company, and subject to a Stock Purchase Agreement between the Company and Maxwell Communication. See "Certain Relationships and Related Transactions".

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

    The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to each of the Chief Executive Officer ("CEO") and certain executive officers (collectively, the "Named Executive Officers") during the fiscal years ended December 31, 1994, 1993 and 1992 for services rendered in all capacities to the Company and its subsidiaries.

    On December 9, 1992, the Company and Benesse entered into an amended and restated merger agreement (the "Merger Agreement") pursuant to which Benesse agreed to acquire, through a merger of the Company with an indirect wholly-owned U.S. subsidiary (the "Merger"), approximately 67% of the outstanding New Common, par value $.10 per share, of the Company. The compensation disclosed below under "All Other Compensation" incorporates amounts received by the Named Executive Officers in 1993 as a result of the Merger.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                   ANNUAL COMPENSATION          COMPENSATION (8)
                                             --------------------------------   ----------------
                                                                    OTHER          AWARDS OF
                                                                    ANNUAL          OPTIONS/        ALL OTHER
              NAME AND                       SALARY     BONUS    COMPENSATION         SARS         COMPENSATION
         PRINCIPAL POSITION           YEAR   ($) (6)     ($)       ($) (7)          (#) (9)          ($) (10)
- ------------------------------------  ----   -------   -------   ------------   ----------------   ------------
Hiromasa Yokoi (1)..................  1994   404,320   161,700      39,000             None            19,205
Vice Chairman of the Board,           1993   271,058      None      10,000             None              None
CEO and President                     1992     --        --         --              --                 --
Susumu Kojima (2)...................  1994   200,000    45,000      42,000             None             9,500
Executive Vice President,             1993   143,962      None      14,000             None              None
Corporate Planning                    1992     --        --         --              --                 --
Manuel Fernandez (3)................
Executive Vice President and          1994   207,200    72,500      20,978             None            13,386
Chief Operating Officer--             1993   157,400    30,000      10,494             None           404,681
Worldwide Language Instruction        1992   141,800      None        None            8,000             6,517
Robert Minsky (4)...................
Executive Vice President and          1994   207,200    46,600        None             None            13,468
Chief Operating Officer--             1993   177,723    30,000        None             None           287,902
Translations and Publishing           1992   172,425      None      16,024            8,000            11,215
Henry D. James (5)..................  1994   168,000    78,800        None             None            10,920
Vice President and                    1993   157,755    25,000        None             None           373,292
Chief Financial Officer               1992   155,625      None        None            4,000            10,116

- ------------

  (1)  Mr. Yokoi joined the Company as an officer in 1993 and his base salary of $355,000 became effective April 1, 1993. Therefore, amounts shown for him for 1993 reflect less than a full year of compensation. Mr. Yokoi's salary increased to $361,000 effective
       August 30, 1993, to $404,320 effective January 1, 1994 and to $444,800 effective
       January 1, 1995. During 1992, Mr. Yokoi was not employed by the Company but served as a
       Director; however, there was no compensation paid to or earned by him in respect of such year.

  (2)  Mr. Kojima joined the Company as an officer in 1993 and his base salary of $190,000 became effective on April 1, 1993. Therefore, amounts shown for him for 1993 reflect less than a full year of compensation. Mr. Kojima's salary increased to $200,000 effective January 1, 1994 and to $210,000 effective January 1, 1995. During 1992, Mr.
       Kojima was not employed by the Company and, accordingly, there is no compensation information to report for him in respect of such year.

  (3)  Mr. Fernandez's base salary increased from a base salary of $143,418 effective April 1,
       1992, to $185,000 effective August 30, 1993, to $207,200 effective January 1, 1994 and to $224,800 effective January 1, 1995. Mr. Fernandez's 1993 percentage increase in base salary was based on the additional responsibilities he assumed as a result of his promotion to Executive Vice President--Language Services from Vice President--European
       Operations.

  (4)  Mr. Minsky's salary increased from a base salary of $174,900 effective April 1, 1992, to $178,000 effective August 30, 1993, to $185,000 effective October 4, 1993, to
       $207,200 effective January 1, 1994 and to $227,900 effective January 1, 1995.

  (5)  Mr. James' salary increased from a base salary of $157,755 effective April 1, 1992, to
       $168,000 effective January 1, 1994 and to $182,300 effective January 1, 1995.

  (6)  Amounts shown represent base salary earned in the respective years.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

  (7)  Other Annual Compensation for Mr. Yokoi and Mr. Kojima represents monthly housing allowances commencing September 1, 1993. For Mr. Fernandez, this column includes relocation expense reimbursements of $19,795 and $10,494 in 1994 and 1993, respectively. For Mr. Minsky, this column represents relocation expense reimbursement.

  (8)  The column designated by the SEC to report Long-Term Incentive Plan Payouts has been excluded because the Company had no performance-based long-term compensation plans for employees effective during any portion of fiscal years 1993 or 1992. The Compensation
       Committee of the Company's Board of Directors approved a long-term incentive plan, effective January 1, 1994, as discussed in the Compensation Committee report under
       "Long-Term Executive Incentive Compensation Plan". No payouts have been made under such plan in 1994.

       The column designated by the SEC to report Restricted Stock Awards has been excluded because the Company made no awards of restricted stock to the Named Executive Officers during any portion of fiscal years 1994, 1993 or 1992. Prior to the Merger, all restricted stock awards had vested in twenty percent increments over a five year period commencing on the first anniversary of the date of grant. Shareholders of restricted stock received dividends at the same rate and at the same time as shareholders of common stock of the Company.

       Pursuant to the terms of the Merger Agreement and the 1989 Stock Option and Incentive
       Plan (the "Stock Option Plan"), on February 8, 1993 all restrictions on restricted stock lapsed and the holders of such shares received (i) $19.50, (ii) 0.165 share of
       New Common and (iii) $1.48, representing the net proceeds from the disposition of the
       Company's claims arising from three promissory notes issued by Maxwell Communication and an affiliate in favor of the Company or a subsidiary of the Company (the "Maxwell
       Notes"). In addition, holders of restricted stock received $.01 per share at such time in consideration for the redemption of the Common Share Purchase Rights (each, a
       "Right") granted pursuant to the terms of the Amended and Restated Safeguard Rights
       Agreement, dated as of February 5, 1992, between the Company and United States Trust
       Company of New York (the "Rights Agreement"). Consequently, there were no New Common restricted shares outstanding at as of December 31, 1994.

  (9)  The awards set forth in this column are of grants of stock options only. The Company has not granted SARs to any of the Named Executive Officers during fiscal years 1994,
       1993 or 1992. There have been no exercises of options or SARs for the fiscal year 1994.

       Pursuant to the Merger Agreement and the Stock Option Plan, on February 8, 1993, each outstanding option became fully vested and was converted into the right to receive (i)
       0.165 share of New Common, (ii) $19.50 minus the exercise price of such option and
       (iii) $1.48, representing the net proceeds from the disposition of the Company's claims arising from the Maxwell Notes.

       At December 31, 1994, there were no options or SARs outstanding.

 (10)  The amounts reported in this column for the fiscal year 1994 include contributions made by the Company for the accounts of the Named Executive Officers pursuant to the thrift portion (the "401(k) Plan") of the Berlitz Retirement Savings Plan (the "Retirement
       Savings Plan"), as follows: Mr. Yokoi, $8,864; Mr. Fernandez, $6,134; Mr. Minsky,
       $6,216; Mr. Kojima, $4,385; and Mr. James, $5,040. The amounts reported also include contributions made by the Company for the accounts of the Named Executive Officers pursuant to the retirement portion (the "Pension Plan") of the Retirement Savings Plan, as follows: Mr. Yokoi, $10,341; Mr. Fernandez, $7,252; Mr. Minsky, $7,252; Mr. Kojima,
       $5,115; and Mr. James, $5,880.

LONG-TERM INCENTIVE PLANS--AWARDS EFFECTIVE IN FISCAL YEAR 1994

    The following awards were made pursuant to the Long-Term Executive Incentive Compensation Plan (the "Long-Term Incentive Plan"). See the "Compensation Committee Report" for a further description.

                                                          ESTIMATED FUTURE PAYOUTS,
                                                         EXCLUSIVE OF THE EFFECT OF     ESTIMATED FUTURE PAYOUT
                                                                   CHANGES                ASSUMING STOCK PRICE
                                                             IN STOCK PRICE (2)               APPRECIATION
                                         PERFORMANCE    -----------------------------   ------------------------
                             NUMBER OF      PERIOD      THRESHOLD   TARGET    MAXIMUM          MAXIMUM(3)
    NAME                     UNITS(#)    UNTIL PAYOUT    ($)(1)       ($)       ($)               ($)
- ---------------------------  ---------   ------------   ---------   -------   -------   ------------------------
Hiromasa Yokoi.............   120,333      12/31/98       43,397    120,333   120,333           1,680,960
Susumu Kojima..............    47,500      12/31/98       17,130     47,500   47,500              750,340
Manuel Fernandez...........    46,250      12/31/98       16,680     46,250   46,250              803,221
Robert Minsky..............    46,250      12/31/98       16,680     46,250   46,250              814,298
Henry D. James.............    26,293      12/31/98        9,482     26,293   26,293              651,367

- ------------

(1) Assumes that minimum revenues and earnings goals are met. Should such goals not be met, no payments will be made.

(2) The threshold, target and maximum dollar amounts listed below will change based on a multiplier related to the change in stock price, if any.

(3) Pursuant to the Long-Term Incentive Plan, maximum payouts are capped at three times the participant's annual salary at December 31, 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    During 1993, the Company entered into a severance agreement with Robert Minsky, replacing all previous agreements entered into between Mr. Minsky and the Company, which provides that if Mr. Minsky is terminated other than for cause (1) at any time prior to August 8, 1995, he is to be paid two years' severance at his then current annual base salary plus a prorated amount of the award under the Company's Short-Term Incentive Plan to which he would have been entitled for both years and the continuation of certain other benefits, or (2) at any time after August 8, 1995, such benefits would be payable for one year.

    The Company also had severance agreements with Manuel Fernandez and Henry D. James, dated February 6, 1992, which provided that if, within 18 months following a change of control occurring at any time before February 6, 1994, the Company terminated such executive officer's employment other than for cause, such executive officer would receive amounts equal to his annual base salary for one year plus a prorated share of the award under the Company's short-term bonus plan to which he would have been entitled and the continuation of certain other benefits. These agreements lapsed in August 1994.

    The Company is a party to indemnification agreements with each director and executive officer pursuant to which the Company agrees to pay, subject to limitations imposed by the NYBCL, any amount such director or executive officer becomes obligated to pay as a result of any claims made against such director or executive officer because of any alleged act, omission, neglect or breach of duty which he commits while acting in his capacity as a director or executive officer, as the case may be.

               COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1994

    The Compensation Committee of the Board of Directors reviews and determines the compensation of the Company's executive officers. It also reviews and approves any employment, severance or similar agreements for executive officers. The Committee determines the amount, if any, of the Company's contributions pursuant to the Retirement Savings Plan, and oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plan and the Directors' Stock Plan. The Committee also administers the Short-Term Incentive Plan and the Long-Term Incentive Plan and approves awards and discretionary bonuses under each of such plans.

    The Company seeks to compensate executive officers at levels competitive with other companies with similar annual revenues and to provide incentives for superior individual and corporate performance. Salaries are set to correspond to the mid-range of salaries paid by competitive companies. In setting compensation, the Company compares itself with companies with similar annual revenues rather than with industry peers because the Company is the only publicly-held language instruction company.

    The key components of executive officer compensation are base salary, cash bonuses, and awards pursuant to incentive-based plans. The Committee attempts to combine these components in such a way to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of executive compensation for the fiscal year 1994 follows.

BASE SALARY

    Each executive officer receives a base salary, with the potential for annual salary increases based largely on merit from prior annual performance.

    The proposed annual compensation of Company employees was discussed at two of the three Compensation Committee meetings held in 1994. Base salary recommendations were made by management of the Company for the Committee to approve. After review and consideration by the Committee of management's recommendations, the Committee approved base salary adjustments for executive officers considering individual and Company performance. Such adjustments ranged from 1.9% to 12% for 1994, and from 4.7% to 10% for 1995. The criteria used to evaluate Company performance were sales and earnings figures, and return on equity. The Committee believes that all such criteria were accorded equal weight.

BONUSES

    In 1993, the Committee approved the Short-Term Incentive Plan, commencing with the 1993 calendar year, pursuant to which each executive officer is eligible for an annual bonus based upon the officer's present employment position, individual performance, and, through 1994, the total Company's performance compared to earnings goals. The Committee believes that individual performance and Company performance are given approximately equal weight. The Short-Term Incentive Plan also permits the Committee to award discretionary cash awards to employees, who may or may not be participants under the Short-Term Incentive Plan, subject to those terms and conditions as the Committee shall determine in its sole discretion.

    In 1995, the Committee amended the Short-Term Incentive Plan so that Division Vice Presidents would receive 1995 and subsequent years' awards based on 60% of divisional performance and 40% of total Company performance.

    At its March 1995 meeting, the Committee approved, after discussion, 1994 bonuses for executive officers under the Short-Term Incentive Plan. Such bonuses that accrued for 1994 ranged from 22.5% to 40% of each executive officer's base salary. The Committee also approved a discretionary special bonus proposal for certain executive officers, recommended by management based upon exceptional individual performance. Such special bonuses that accrued for 1994 for such executive officers ranged from 6.2% to 19.4% of their total salary.

STOCK OPTIONS AND RESTRICTED STOCK

    The Stock Option Plan provides for the award of stock options, restricted stock and other stock-based awards to senior management of the Company. Grants under this plan are intended to provide executives with the promise of longer-term rewards which appreciate in value with favorable future performance of the Company. In determining grants of stock options and restricted stock, the Compensation Committee reviews individual performance and Company performance. The criteria used to evaluate Company performance include sales and earnings figures and return on equity. The Committee believes that all such criteria are accorded equal weight. The Committee did not approve, and the Company did not make, any grants of stock options, restricted stock, or any other stock-based award under the Stock Option Plan in 1994.

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN

    In 1993, the Committee approved the Long-Term Incentive Plan, effective January 1, 1994, pursuant to which officers and certain key employees are eligible to receive, for each performance unit granted to the individual by the Committee, cash awards based on Company performance and common stock price results over a five year period ending on December 31, 1998. The plan was instituted to, among other things, provide executives with a direct economic interest in meeting long-term business objectives. Performance units are granted by the Committee to each executive officer in its discretion. Criteria used to evaluate Company performance are earnings and sales figures. The weight assigned to the earnings component of Company performance is 60% and the weight assigned to the sales component of Company performance is 40%. For each performance unit granted by the Committee, each executive officer will receive a cash award based on Company performance and the Company's common stock price results from January 1, 1994 through December 31, 1998. The Long-Term Incentive Plan also contains provisions governing such awards in the event of a change of control of the Company or a "going private" transaction with Benesse or its affiliates.

OTHER COMPENSATION

    The executive officers also are eligible to participate in the Pension Plan. The Pension Plan provides for the Company to make regular contributions based on salaries of eligible employees. During 1994, the Compensation Committee determined that the Company would contribute 3.5% of eligible employees' respective base salary to the Pension Plan. During 1994, the Compensation Committee also determined that matching contributions by the Company would be provided under the 401(k) Plan to all domestic employees up to a maximum of 3% of the employee's salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Hiromasa Yokoi's salary increased to $444,800 effective January 1, 1995 from $404,320 effective January 1, 1994. Mr. Yokoi also earned a bonus of $161,700 for 1994 under the Short-Term Incentive Plan.

    The Compensation Committee approved and ratified the compensation paid to Mr. Yokoi for fiscal year 1994 based on Mr. Yokoi's business experience and familiarity with the Company, and his responsibilities to guide, among other things, the Company's daily affairs and the Company's long-term strategic plan in a global marketplace. The Company's 1994 performance was taken into consideration in determining Mr. Yokoi's 1994 compensation package. The Committee believes that Mr. Yokoi's 1994 compensation package was in line with compensation packages of chief executive officers of other companies with similar annual revenues.

TAX LEGISLATION

    During 1993, the U.S. Internal Revenue Code was amended to limit deductions for certain compensation in excess of $1 million annually paid to executive officers of public companies. The legislation imposing this change is unclear on a number of critical issues, and the ultimate effect of the change on the Company and other public companies will depend to a significant extent on the implementing regulations. Proposed regulations have been issued, but these regulations are not final and also are subject to a number of interpretations. The Committee intends to continue to evaluate this change during 1995. At this time, however, the Committee and the Board of Directors have not taken action in respect of the Company's compensation policy as result of the change.

COMPENSATION COMMITTEE MEMBERSHIP

    During 1994, the Compensation Committee consisted of Soichiro Fukutake, Edward G. Nelson, and Aritoshi Soejima. All of the views expressed by the Compensation Committee in 1994 may not have been the views of each member of the Compensation Committee individually. However, all decisions affecting compensation were approved by all of the members of the Compensation Committee.

                  Compensation Committee for Fiscal Year 1994

                               Soichiro Fukutake
                                Edward G. Nelson
                                Aritoshi Soejima

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As discussed above, during 1994 and at June 30, 1995, the Compensation Committee consisted of Soichiro Fukutake, Edward G. Nelson, and Aritoshi Soejima. None of these committee members was an officer of the Company or any of its subsidiaries during 1994.

    Mr. Fukutake serves as the Chairman of the Board of the Company. In addition to his role in presiding over board meetings, Mr. Fukutake is actively involved in creating and monitoring strategies for the Company's global growth. As a result, upon recommendation of management and after discussion, the Compensation Committee in 1993, with Mr. Fukutake absent, approved the inclusion of Mr. Fukutake as a participant in the Long-Term Incentive Plan, based upon the considerable time and effort spent by Mr. Fukutake in monitoring long-term strategies for the Company, apart from his duties as Chairman of the Board.

    Aritoshi Soejima previously served as an advisor to Benesse. He resigned such position prior to his appointment as a Disinterested Director and a member of the Compensation Committee.

                               PERFORMANCE GRAPHS

    The following graphs set forth the Company's total shareholder return as compared to the S&P 400 Industrial Index and two peer groups (described below) over a five-year period, beginning December 31, 1989, and ending December 31, 1994. In December 1989, the Company completed an initial public offering of approximately 8.4 million shares of common stock. See "Certain Relationships and Related Transactions" for further discussion. The total shareholder return assumes $100 invested at the beginning of the period in the Company's common stock, the S&P 400 Industrial Index and the peer group indices. It also assumes reinvestment of all dividends.

    As the Company is the only publicly-held language instruction company, there are no directly comparable companies. The two closest industry groups to the Company are education companies and educational publishers. Therefore, the Company has created an index of selected publicly held companies in each of these two industries. These indices have been plotted against the Company's total shareholder return and the S&P 400 Industrial Index. The companies included in the education companies index are Flightsafety International, which sells primarily flight training materials, and National Education Corporation, which sells primarily technical and vocational training materials. The companies included in the educational publishing index are Houghton Mifflin, John Wiley & Sons and McGraw-Hill, Inc. While none of these companies are directly comparable to the Company, the Company believes they come under either the same broad rubric of education-related activities as the Company, in the case of the education companies index, or educational publishers, in the case of the educational publishing index.

                           COMPARISON OF STOCK PRICES
           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX
                        AND SELECTED EDUCATION COMPANIES

    [Insert Graph according to plot points below]

                                                      1989    1990    1991    1992    1993     1994
                                                      ----    ----    ----    ----    ----     ----
Berlitz............................................   $100    $81     $119    $132    $ 83(1)  $ 78
S & P 400 Index....................................   $100    $96     $122    $126    $134     $135
Education Companies................................   $100    $81     $116    $ 94    $ 81     $ 72

- ------------

(1) As a result of the Merger, each share of the Company's common stock outstanding prior to the Merger ("Old Common") was converted into the right to receive i) $19.50, ii) 0.165 share of New Common, iii) $1.48, representing the net proceeds from the disposition of the Company's claims on the Maxwell Notes, and iv) $.01, representing consideration paid for the redemption of each Right under the Rights Agreement. As of June 30, 1995, 10,033,013 shares of New Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

                           COMPARISON OF STOCK PRICES
          BERLITZ INTERNATIONAL, INC., THE S & P 400 INDUSTRIAL INDEX,
                 AND SELECTED EDUCATIONAL PUBLISHING COMPANIES

    [Insert Graph according to plot points below]

                                                      1989    1990    1991    1992    1993     1994
                                                      ----    ----    ----    ----    ----     ----
Berlitz............................................   $100    $81     $119    $132    $ 83(1)  $ 78
S & P 400 Index....................................   $100    $96     $122    $126    $134     $135
Educational Publishing Companies...................   $100    $76     $ 85    $111    $137     $144

- ------------

(1) As a result of the Merger, each share of the Company's common stock outstanding prior to the Merger ("Old Common") was converted into the right to receive i) $19.50, ii) 0.165 share of New Common, iii) $1.48, representing the net proceeds from the disposition of the Company's claims on the Maxwell Notes, and iv) $.01, representing consideration paid for the redemption of each Right under the Rights Agreement. As of June 30, 1995, 10,033,013 shares of New Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to the Company's initial public offering in December 1989, the Company was a wholly owned subsidiary of Macmillan, Inc. ("Macmillan"). On December 13, 1989, the Company sold 8.4 million shares of common stock to the public in an initial public offering and issued to Macmillan 200,000 shares of the Company's 7% non-cumulative preferred stock (the "Preferred Stock") (of which 20,000 shares were subsequently retired and cancelled and 180,000 shares remained outstanding) in exchange for the capital stock of its predecessor companies.

    Mr. Yokoi was elected to the Board of Directors in January 1991 pursuant to Benesse's acquisition of a 20% interest in The Berlitz Schools of Languages (Japan), Inc. ("Berlitz-Japan"), a subsidiary of the Company, for an aggregated consideration of $27.1 million. Pursuant to an agreement between Benesse and the Company entered into in connection with such acquisition, Benesse was entitled to nominate one director of the Company and had an option, under certain circumstances, to sell back such interest to the Company, including in the event that the Company should decide not to apply for public registration of its subsidiary in Japan. Pursuant to the Merger, Benesse relinquished the above-mentioned option. Mr. Saburo Nagai currently serves as the Benesse nominee on the Board of Directors of the Company pursuant to the acquisition by Benesse in January 1991 of a 20% interest in Berlitz-Japan.

    On December 9, 1992, the Company and Benesse entered into the Merger Agreement pursuant to which Benesse agreed to acquire, through the Merger of the Company with an indirect wholly owned U.S. subsidiary of Benesse, approximately 67% of the New Common. The Company's shareholders received for each of their shares of common stock held prior to the Merger: (i) $19.50 cash, (ii) 0.165 share of New Common and (iii) $1.48, representing the net proceeds from the disposition of the Company's claims arising from the Maxwell Notes. In addition, at the time of the closing, the shareholders of record on February 17, 1992 received $.01 per share in consideration for the redemption of each Right granted pursuant to the terms of the Rights Agreement. Public shareholders of the Company hold the remaining approximately 33% of New Common.

    The Merger Agreement and the transactions contemplated thereby were approved by the required holders of at least two-thirds of the Company's outstanding shares and were consummated on February 8, 1993.

    In January 1993, the Company entered into agreements with Maxwell Communication and Macmillan (the "Disengagement Agreements") to disengage certain relationships. Pursuant to these agreements, among other things: (i) the Company redeemed from Macmillan all of the outstanding Preferred Stock of the Company; (ii) Maxwell Communication waived all claims that payments to the Company should be considered preferential and other claims of Maxwell Communication and its affiliates against the Company and its subsidiaries the Maxwell Communication may have as a result of Maxwell Communication's bankruptcy filing on December 16, 1991; and (iii) U.S. and U.K. Bankruptcy authorities allowed for all purposes a portion of the Maxwell Notes and a claim by the Company against Maxwell Communication as subrogee of Midland Bank plc in the Chapter 11 case (and any superseding Chapter 7 case) and in the Maxwell Communication administration pending in the High Court of Justice in the United Kingdom. In addition, the Company and its subsidiaries (a) sold to Macmillan a promissory note of Macmillan with a principal amount of $64.6 million and (b) reduced by

$58 million the amount of their claims against Maxwell Communication in respect of the Maxwell Notes.

    The Company also entered into an agreement with Macmillan clarifying certain commercial relationships, including formally terminating the services agreement with Maxwell Communication and Macmillan as of December 31, 1991. Certain distribution agreements with Macmillan and its affiliates were terminated in 1994.

    The Company was formerly included in the consolidated tax returns of the affiliated group of which Macmillan was the parent (the "Macmillan Group") and consequently is severally liable for any Federal income tax liabilities for the Macmillan Group arising prior to December 1989. Pursuant to certain agreements, Macmillan agreed to pay all such Federal tax liabilities and Maxwell Communication placed and agreed to maintain cash and other assets (currently including 627,000 shares of New Common owned by Maxwell Communication) valued at $39.5 million in escrow to secure Macmillan's obligation, including any such tax liability assessed against the Company. Management believes that such liability, if any, will not result in a material effect on the financial condition of the Company.

    As part of the Merger, Benesse established a $50.0 million irrevocable letter of credit to be used in the event that income tax liabilities are imposed on the Company that relate to the Macmillan Group. The Company was obligated to pay fees as may be charged in connection with such letter of credit and to reimburse Benesse for amounts paid by Benesse to the issuer of the letter of credit to the extent that it is drawn upon. This letter of credit was terminated in 1994.

    In September 1994, the Company borrowed $20.0 million from a U.S. subsidiary of Benesse, as evidenced by a subordinated promissory note (the "U.S. Note") bearing interest at a rate of 6.93% per annum. Berlitz-Japan also borrowed Y1.0 billion (approximately $10.1 million) from Benesse as evidenced by an interest-free subordinated promissory note (the "Japan Note"). A portion of the proceeds of these notes (collectively the "Benesse Notes") were used to settle certain obligations under a bank term loan, senior notes and a bank revolving facility established in connection with the Merger (the "Acquisition Debt Facilities").

    The Benesse Notes mature on the earlier of June 30, 2003 or twelve months from the date that all payment obligations under the Acquisition Debt Facilities have been satisfied. To the extent that interest payments on the U.S. Note are not permitted while any amounts remain outstanding under the Acquisition Debt Facilities, such accrued interest will roll over semiannually into the note principal.

    The Benesse Notes are subordinate in rights of payment to debt under the Acquisition Debt Facilities, including the financial hedging instruments. Payment obligations under the U.S. Note are guaranteed by the Company and its significant U.S. subsidiaries, subject to senior guarantees of the Acquisition Debt Facilities. The Company and its significant U.S. subsidiaries have also executed a guarantee of payment obligations under the Japan Note, effective as of the day following the date upon which all payment obligations under the Acquisition Debt Facilities are satisfied.

    The Benesse Notes contain certain covenants, including prohibitions on the incurrence of other debt, liens, loans, mergers or consolidations and amendments to the Acquisition Debt Facilities without consent.

    Berlitz-Japan had a contract (the "Development Agreement") with Benesse, originally executed in 1992 and amended in 1993, for the development of English conversation video taped programs for elementary and junior high school students in Japan. The programs consist of printed study materials, video cassettes and audio cassettes, which are used as the basis of a correspondence course. Under this contract, Benesse agreed to reimburse Berlitz-Japan for project-related production costs incurred, including employee salaries and outside production fees, and to pay to Berlitz-Japan a one-time development fee and a coordination fee of 10% of project-related employee salaries. Development activities under the Development Agreement were completed during 1994.

    Pursuant to the Development Agreement, the Company received reimbursement for production costs of approximately $2.3 million, $1.8 million and $296,000 during 1994, 1993 and 1992, respectively. In addition, the Company received the coordination fee and other project-related reimbursements of approximately $250,000 in 1994, and the development fee of approximately $420,000 in 1993. The Company had no receivables from Benesse pursuant to the Development Agreement as of December 31, 1994.

    Benesse and Berlitz-Japan also entered into an agreement, dated as of October 1, 1993, pursuant to which Berlitz-Japan would assist Benesse in the development of an English correspondence course and related audio visual materials. Development was completed in March 1994, at which time Berlitz-Japan received a minimum guaranty usage fee of Y6,990,336 (approximately $68,000 based on the Yen/Dollar exchange rate at the close of business on March 30, 1994). Under the terms of the agreement, Benesse will also pay Berlitz-Japan an additional royalty for all courses sold beyond the first 1,200 units.

    The Company and Benesse maintain a joint Directors and Officers ("D&O") insurance policy covering acts by directors and officers of both Benesse and the Company. Consequently, the premium on the D&O policy is allocated 60% to Benesse and 40% to the Company. Commencing in May 1995, the Company has maintained a stand-alone Employment Practices Liability ("EPL") insurance policy covering the Company, its officers and directors (including the Benesse directors who are also directors of the Company). Consequently, the premium on the EPL policy is allocated 30% to Benesse and 70% to the Company.

    The Company and Benesse participated in certain other joint business arrangements during 1994, in the ordinary course of business, as follows: i) pursuant to a June 1, 1993 sublease agreement, the Company subleased space in Benesse's New York offices at an annual base rent of $79,000 plus operating expenses (which sublease expired in January 1995); ii) pursuant to an extended industrial block contract entered into in 1993 for a prepayment of Y10.0 million, Berlitz-Japan provided lessons to Benesse at an industrial lesson rate which was approximately 20% below the rate charged for individual instruction; and iii) the Company and Benesse entered into a services agreement whereby Benesse would offer its customers language and homestay programs arranged and operated by the Company's specialty instruction program, Berlitz Study AbroadTM. During 1994, Benesse also periodically offered its customers language study and homestay programs arranged and operated by L.I.F.E.(R), another of the Company's specialty instruction programs.

    As of May 31, 1995, the Company entered into a Stock Purchase Agreement with Maxwell Communication whereby the Company agreed to purchase from Maxwell Communication, and Maxwell Communication agreed to sell to the Company, at a purchase price of $9 per share, the 627,000 shares of New Common currently owned by Maxwell Communication (the "Berlitz Shares") on the earlier of September 16, 1996 or ten days after the Company notifies Maxwell Communication of its intention to purchase all or a portion of the Berlitz Shares (the "Purchase Date"). The Company's obligation to buy the Berlitz Shares is subject to the satisfaction of certain conditions.

    Management believes that the Company has entered into all such agreements on terms no less favorable than it would have received in an arms-length transaction with independent third parties. Each of the transactions with Benesse entered into after the Merger was approved by the Disinterested Directors Committee.

    Benesse changed its name to "Benesse Corporation" from "Fukutake Publishing Company, Ltd." on April 1, 1995. Subject to receipt of all required Japanese approvals and prevailing market conditions, Benesse plans to make an initial public offering of Benesse securities no earlier than the later part of 1995. There is no assurance that such a public offering will be made, the timing of any such public offering, nor can the Company predict its possible impact on Berlitz.

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

    Upon recommendation of the Audit Committee, on May 2, 1995, the Board of Directors selected Deloitte & Touche LLP to serve as independent accountants of the Company for 1995. The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of Deloitte & Touche LLP to serve as independent accounts of the Company for 1995. Deloitte & Touche LLP served as the Company's independent accountants for 1994 and 1993; prior thereto, Coopers & Lybrand LLP served as the Company's independent accountants from 1989 to 1992. Coopers & Lybrand LLP was dismissed, in connection with the Merger, in April 1993, and Deloitte & Touche LLP was selected as successor independent accountants by the Board of Directors upon recommendation of the Audit Committee.

    During the Company's two most recent fiscal years and any subsequent interim period preceding the selection of Deloitte & Touche LLP, there were no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to Coopers & Lybrand LLP's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

    The Company did not consult Deloitte & Touche LLP, prior to engaging it, with respect to the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement.

    Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the Company's consolidated financial statements for the current year. A representative of Deloitte & Touche LLP will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1995.

                                 VOTE REQUIRED

    Under the NYBCL, approval of each nominee for director requires the affirmative vote of a plurality of the shares of New Common represented and entitled to be voted at the Meeting.

    The vote occurring at the Meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors and for the ratification of appointment of auditors. Thus, an abstention from voting will have the same effect as a vote against matters that are to be voted on at the Meeting.

       SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS

    Appropriate proposals from shareholders intending to be present at the 1996 annual meeting of shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting on or before March 23, 1996.

                                 MISCELLANEOUS

    The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the shares of New Common held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such materials.

    Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

    At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

    The information required under Item 401 of Regulation S-K with respect to executive officers of the Company is incorporated by reference herein to the section entitled "Executive Officers and Directors of the Registrant" set forth in part I of the Company's Form 10-K.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENT AND SCHEDULES THERETO, WILL BE MAILED UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, TO ANY SHAREHOLDER OF THE COMPANY. ALL SUCH REQUESTS SHOULD BE DIRECTED TO ROBERT C. HENDON, JR., COMPANY SECRETARY, BERLITZ INTERNATIONAL, INC., 293 WALL STREET, PRINCETON, NEW JERSEY, 08540, (609) 924-8500.

                         BERLITZ INTERNATIONAL, INC.

    THIS PROXY IS SOLICITED ON BEHALF OF BERLITZ INTERNATIONAL, INC.
       IN CONNECTION WITH ITS 1995 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 8, 1995


     The undersigned shareholders of Berlitz International, Inc. (the "Company") hereby appoints Robert C. Hendon, Jr. and Robert Minsky or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of New Common which the undersigned may be entitled to vote at the 1995 annual meeting of shareholders of the Company to be held on August 8, 1995, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes:

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED

                       (CONTINUED ON THE REVERSE SIDE)


                         BERLITZ INTERNATIONAL, INC.



                                  ANNUAL MEETING
                                        OF
                                   SHAREHOLDERS

                             TUESDAY - AUGUST 8, 1995
                                    10:00 A.M.
                              THE RIHGA ROYAL HOTEL
                               151 WEST 54TH STREET
                                NEW YORK, NEW YORK

BERLITZ INTERNATIONAL, INC. RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES AND PROPOSALS LISTED BELOW



1. ELECTION OF NOMINEES - To elect each of Soichiro Fukutake, Susumu KoJima, Robert Minsky, Manuel Fernandez and Aritoshi Soajima as a director of the Company to serve until the Company's 1997 annual meeting of shareholders and until their successors are elected and qualified or their earlier death, resignation or removal.


FOR all        WITHHOLD      (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's
nominees       AUTHORITY                    name in the space provided below.)

                              --------------------------------------------------------------------------------------------
 / /             / /

2. RATIFICATION OF THE SELECTION OF INDEPENDENT                 3. OTHER - In their discretion upon such other matters,
   ACCOUNTANTS - To ratify the selection of the                    including withholding a quorum if necessary, as may
   firm of Deloitte & Touche LLP to serve as                       properly come before the Meeting:
   independent accountants of the Company for 1995.

       FOR       AGAINST      ABSTAIN

                                                                This Proxy will be voted as directed or, if no direction
       / /         / /          / /                             given, will be voted FOR the election of the nominees
                                                                and the approval of the proposal described above.

                                                                Dated:                                            , 1995
                                                                      --------------------------------------------

                                                                --------------------------------------------------------
                                                                                      (Signature)

                                                                --------------------------------------------------------
                                                                                      (Signature)

                                                                --------------------------------------------------------
                                                                                    (Title or Capacity)

                                                                (Please sign your name or names exactly as it appears on
                                                                your stock certificate(s).  When signing as attorney,
     "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA                executor, administrator, trustee, guardian or corporate
     PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"               executor, please give your full title as such.  For joint
                                                                accounts, all co-owners should sign.)